NANOBAC PHARMACEUTICALS CHANGES STOCK TRADING SYMBOL

TAMPA, FL (BUSINESS WIRE) July 18, 2003 Nanobac Pharmaceuticals, Inc. (AMER or the Company) (OTCBB: AMER) announced today that effective Monday, July 21, 2003, the Company's stock trading symbol will change from AMER to NNBT. Effective June 20, 2003, the Company had announced a name change from American Enterprise Corporation to Nanobac Pharmaceuticals. The Company previously announced the acquisition of controlling interest in NanobacLabs Pharmaceuticals, Inc. (NanobacLabs) of Tampa, FL through a common stock share exchange.

Nanobac is in the business of pharmaceutical drug research and development, research and development of medical diagnostics, nanobiotechnology and nanotechnology; all related to the emerging infectious disease pathogen known as Nanobacterium sanguineum (Nanobacteria) that has been shown to be a cause of atherosclerotic coronary artery calcified plaque, and other calcifications found in human diseases.

Nanobacs intellectual property consists of US Patents and Patents Pending relating to the isolation of Nanobacteria, diagnostic methods and prescription nanobiotic treatment preparations. In 2000, NanobacLabs successfully completed an observational clinical trial, the NanobacTX Pilot Study using its nanobiotic preparation, NanobacTX. In this Pilot Study of 90 patients with documented coronary artery calcification as determined by Computed Tomography with coronary artery calcification scoring system (heartscan), a treatment-time-dependent regression of coronary artery calcification scores was seen, suggesting regression of atherosclerotic plaque in the coronary arteries.

The NanobacTX Pilot Study was followed by the NanobacTX-ACES Multicenter Study involving hundreds of physician investigators. A formal Independent Review Board approved study, the NanobacTX-ACESII Cardiology Study, was conducted by Cardiologist Benedict S. Maniscalco, MD, FACC using the nanobiotic NanobacTX in 100 patients with well-documented calcified atherosclerotic coronary artery heart disease. Dr. Maniscalcos Study results were submitted for publication in May, 2003. Dr. Maniscalco is scheduled to present his clinical trial findings at the Annual Meeting of the American College of Cardiology-Florida Chapter in August. An Abstract of his findings was submitted to the American Heart Association for oral presentation at the 2003 Scientific Sessions to be held November 9-12, 2003 in Orlando, FL.

Nanobac derives revenue from its prescription nanobiotics NanobacTX and UroBac that are marketed to physicians and researchers worldwide. For more information about Nanobac, visit the website: www.nanobaclabs.com .